Exhibit 99.1
Assurant Increases Full-Year Outlook, Delivers Double-Digit
Earnings and EPS Growth Year-to-Date

2026 Outlook Increased to Deliver Low Double-Digit Adjusted EPS Growth,
Led by Mid-to-High Teens Global Lifestyle Adjusted EBITDA Growth

(Unaudited)	Q3'26	Q3'25	Change	9M'26	9M'25	Change
$ in millions, except per share data
GAAP net income	275.2	265.6	4%	847.9	647.5	31%
Adjusted EBITDA[1]	464.4	431.5	8%	1,385.1	1,099.7	26%
Adjusted EBITDA, ex. reportable catastrophes[2]	484.1	433.5	12%	1,441.4	1,288.5	12%

GAAP net income per diluted share	5.49	5.17	6%	16.82	12.55	34%
Adjusted earnings per diluted share[3]	6.15	5.73	7%	18.47	14.19	30%
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	6.46	5.76	12%	19.36	17.08	13%
Note: The metrics included within the company’s outlook and certain other metrics are non-GAAP financial measures. The company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile outlook to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

ATLANTA, November 3, 2026 — Assurant, Inc. (NYSE: AIZ), a global company that redefines the boundaries of protection – safeguarding and servicing connected devices, homes, automobiles, and commercial equipment in partnership with the world’s leading brands, today announced results for the third quarter ended September 30, 2026.

“Our exceptional third quarter results reflect strong momentum across Assurant, positioning us for a record year and our 10th consecutive year of profitable growth. We delivered double-digit earnings growth, excluding reportable catastrophes, powered by our specialized, partner-centric model, where deep client relationships, technology and operational discipline translate into durable performance. In Global Lifestyle, recurring fee-based revenue streams and expanding partner relationships continue to drive earnings growth in Connected Living and support underlying Global Automotive growth. In Global Housing, our scale, proprietary technology and efficiency underpin attractive returns and a differentiated earnings profile,” said Assurant President and CEO Keith Demmings.

“Given our strong performance and broad-based earnings growth across Assurant, we are increasing our 2026 enterprise outlook. We now expect Adjusted EBITDA growth of approximately 10% and Adjusted earnings per share growth of low double digits, both excluding reportable catastrophes. Supported by our strong capital position, we now expect share repurchases of $350 million, while preserving flexibility to invest in attractive growth opportunities across the business,” Demmings added.

Third Quarter Consolidated Results

(Unaudited)	Q3'26	Q3'25	Change	9M'26	9M'25	Change
$ in millions

GAAP net income	275.2	265.6	4%	847.9	647.5	31%

Adjusted EBITDA
Global Lifestyle	236.9	206.8	15%	718.0	606.0	18%
Global Housing	268.3	256.3	5%	779.8	583.1	34%
Corporate and Other	(40.8)	(31.6)	(29)%	(112.7)	(89.4)	(26)%
Adjusted EBITDA[1]	464.4	431.5	8%	1,385.1	1,099.7	26%
Reportable catastrophes	19.7	2.0		56.3	188.8
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[2]	236.9	205.9	15%	718.0	605.4	19%
Global Housing[2]	288.0	259.2	11%	836.1	772.5	8%
Corporate and Other	(40.8)	(31.6)	(29)%	(112.7)	(89.4)	(26)%
Adjusted EBITDA, ex. reportable catastrophes[2]	484.1	433.5	12%	1,441.4	1,288.5	12%
Note: Adjusted EBITDA of the Global Lifestyle, Global Housing, and Corporate and Other segments is the segment measure of profitability in our GAAP financial statements and includes reportable catastrophes. Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section.

Third Quarter 2026 Consolidated Results
•GAAP net income increased 4 percent to $275.2 million compared to third quarter 2025 of $265.6 million, primarily driven by higher Global Lifestyle and Global Housing earnings, partially offset by higher reportable catastrophes, higher net realized losses on investments and fair value changes to equity securities, and higher Corporate and Other expenses.

•GAAP net income per diluted share increased 6 percent to $5.49 compared to third quarter 2025 of $5.17. The increase was primarily driven by the factors noted above and the impact of share repurchases.

•Adjusted EBITDA1 increased 8 percent to $464.4 million compared to the prior year period of $431.5 million, due to strong growth in both Global Lifestyle and Global Housing, partially offset by higher reportable catastrophes and a higher Corporate and Other loss. Excluding reportable catastrophes, Adjusted EBITDA2 increased 12 percent, or similar on a constant currency basis5, to $484.1 million, due to strong growth across our businesses.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 12 percent to $6.46 compared to the prior year period of $5.76. The increase was driven by growth in Global Lifestyle and Global Housing and the impact of share repurchases, partially offset by a higher Corporate and Other loss.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $3.41 billion compared to third quarter 2025 of $3.11 billion, up 10 percent, driven by growth in both Global Lifestyle and Global Housing.

Global Lifestyle

$ in millions	Q3'26	Q3'25	Change	9M'26	9M'25	Change
Adjusted EBITDA	236.9	206.8	15%	718.0	606.0	18%
Net earned premiums, fees and other income	2,661.1	2,406.2	11%	7,785.0	7,063.6	10%
•Adjusted EBITDA increased 15 percent compared to third quarter 2025, driven by 23 percent earnings growth within Connected Living, reflecting mobile growth across global supply chain and device protection programs, as well as higher contributions from financial services. Global Automotive results were slightly above the prior year period, which included a previously disclosed non-run rate benefit of $6.1 million. Excluding this benefit, Global Automotive increased 9 percent, driven by improved loss experience and continued growth from global partnerships.

•Net earned premiums, fees and other income increased 11 percent compared to third quarter 2025, driven primarily by Connected Living growth from mobile supply chain volumes and global device protection programs, as well as higher contributions from extended service contracts and financial services. Global Automotive increased from growth from global partnerships.

Global Housing

$ in millions	Q3'26	Q3'25	Change	9M'26	9M'25	Change
Adjusted EBITDA	268.3	256.3	5%	779.8	583.1	34%
Reportable catastrophes	19.7	2.9		56.3	189.4
Adjusted EBITDA, ex. reportable catastrophes[2]	288.0	259.2	11%	836.1	772.5	8%
Net earned premiums, fees and other income	744.9	702.9	6%	2,221.8	2,057.4	8%
•Adjusted EBITDA increased 5 percent compared to third quarter 2025. Results were partially offset by $16.8 million of higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 11 percent, mainly driven by favorable non-catastrophe loss experience, primarily from lower claims frequency, and lower catastrophe reinsurance costs. Growth was partially offset by the impact of $7.9 million of lower favorable prior period reserve development (PPD)(a).

(a) Third quarter 2026 had $20.6 million of favorable non-catastrophe PPD, of which $18.8 million was related to prior years, compared to $28.5 million of favorable non-catastrophe PPD in third quarter 2025. Year-to-date 2026 prior year reserve development was $60.7 million and year-to-date 2025 prior year reserve development was $91.0 million.
•Net earned premiums, fees and other income increased 6 percent compared to third quarter 2025, primarily driven by Homeowners due to growth in specialty products, lower catastrophe reinsurance costs, and higher average insured values within lender-placed.

Corporate and Other

$ in millions	Q3'26	Q3'25	Change	9M'26	9M'25	Change
Adjusted EBITDA	(40.8)	(31.6)	(29)%	(112.7)	(89.4)	(26)%
•Adjusted EBITDA loss increased in third quarter 2026 compared to the prior year period, mainly driven by higher employee-related expenses and investments to support our Home Warranty business. This increase was partially offset by higher investment income from higher assets.

Holding Company Liquidity Position
•Holding company liquidity totaled $954 million as of September 30, 2026, or $729 million above the company’s minimum level of $225 million.

Dividends paid by the operating segments to the holding company in third quarter 2026 totaled $226 million.

•Share repurchases and common stock dividends totaled $119 million in third quarter 2026. During third quarter 2026, Assurant repurchased approximately 268 thousand shares of common stock for $75 million and paid $44 million in common stock dividends.

From October 1 through October 31, 2026, the company repurchased approximately 108 thousand shares for $30 million. As of October 31, 2026, $469 million remained under the current repurchase authorization.

2026 Company Outlook6

Note: Some of the metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile outlook to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

The company now expects the following:

$ in millions, except per share data	2025	2026 Outlook6, (b)	2026 Outlook ex. PYD(b)(c)
Adjusted EBITDA, ex. reportable catastrophes[2]	$1,734	Approximately 10%	Low-to-Mid Teens
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	$22.81	Low Double Digits	Mid Teens
(b) 2026 outlook does not contemplate prior year reserve development (PYD) in fourth quarter 2026.
(c) Excludes the impact of $52 million of lower favorable PYD in Global Housing. This reflects $113 million of favorable PYD in 2025 and $61 million of favorable PYD in the first nine months of 2026.

•Adjusted EBITDA, excluding reportable catastrophes6, now expected to increase approximately 10 percent.
◦Global Lifestyle Adjusted EBITDA now expected to increase mid-to-high teens with contributions from Connected Living and Global Automotive.
◦Global Housing Adjusted EBITDA, excluding reportable catastrophes6, now expected to increase mid single digits.
◦Corporate and Other Adjusted EBITDA loss now expected to approximate $150 million, from higher employee-related expenses.

•Adjusted earnings, excluding reportable catastrophes, per diluted share6, now expected to increase low double digits. The company continues to expect depreciation expense of approximately $180 million, an effective tax rate of approximately 19 to 21 percent, interest expense of approximately $113 million and amortization of purchased intangible assets of approximately $70 million.

•Capital deployment priorities to focus on maintaining a strong, flexible financial position, supporting business growth by funding organic investments and M&A, and returning capital to shareholders through common stock dividends and share repurchases, subject to Board approval.

Earnings Conference Call
The third quarter 2026 earnings conference call and webcast will be held on Wednesday, November 4, 2026 at 8:00 a.m. E.T. The slide presentation used by management during the webcast includes supplemental information and will be available on Assurant’s Investor Relations website prior to the conference call. The live and archived webcast, along with supplemental information, will also be available on Assurant’s Investor Relations website:
https://ir.assurant.com/overview/default.aspx
About Assurant
Assurant, Inc. (NYSE: AIZ) redefines the boundaries of protection – safeguarding and servicing connected devices, homes, automobiles, and commercial equipment in partnership with the world’s leading brands. As a Fortune 500 company operating in 21 countries, Assurant leads the way in leveraging insights and technology to transform customer connections that build loyalty and drive value.

Learn more at assurant.com

Media Contact:
Julie Strider
Vice President, Global Communications
julie.strider@assurant.com
Investor Relations Contacts:
Rebekah Biondo
Deputy CFO
rebekah.biondo@assurant.com

Sean Moshier
Vice President, Investor Relations
sean.moshier@assurant.com

Lyndsay Baker
Assistant Vice President, Investor Relations
lyndsay.baker@assurant.com

Safe Harbor Statement
Some of the statements in this news release, including our business and financial plans and any statements regarding our anticipated future financial performance, business prospects, growth, operating strategies, valuation and similar matters, such as performance outlook, financial objectives, business drivers, our ability to gain market share, and the strength, predictability, resiliency, stability and durability of enterprise and segment earnings, cash flows and other results, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “objective,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
i.the impact of general economic, financial market and political conditions and conditions in the markets in which we operate, including inflation, geopolitical conflict in the Middle East, tariff policies in the United States and abroad, global supply chain impacts and recessionary pressures;
ii.the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if they disintermediate us, or if those parties face financial, reputational or regulatory issues;
iii.significant competitive pressures, changes in customer preferences and disruption, including the impact of artificial intelligence;
iv.the failure to execute our strategy, including through organic growth and the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
v.the failure to find suitable acquisitions at attractive prices, integrate acquired businesses or divest of non-strategic businesses effectively;
vi.our inability to recover should we experience a business continuity event;
vii.the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
viii.risks related to our international operations;
ix.declines in the value and availability of mobile devices, and regulatory compliance or other risks in our mobile business;
x.our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
xi.risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
xii.the impact of catastrophe and non-catastrophe losses, including as a result of climate change and the current inflationary environment;
xiii.negative publicity relating to our business, practices, industry or clients;
xiv.the adequacy of reserves established for claims and our inability to accurately predict and price for claims and other costs;
xv.a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;
xvi.fluctuations in exchange rates, including in the current environment;
xvii.an impairment of goodwill or other intangible assets;
xviii.the failure to maintain effective internal control over financial reporting;
xix.unfavorable conditions in the capital and credit markets;
xx.a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
xxi.an impairment in the value of our deferred tax assets;
xxii.the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;

xxiii.the credit risk of some of our agents, third-party administrators and clients;
xxiv.the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
xxv.limitations in the analytical models we use to assist in our decision-making;
xxvi.the failure to effectively maintain and modernize our technology systems and infrastructure, or the failure to integrate those of acquired businesses;
xxvii.breaches of our technology systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyberattacks and as a result of working remotely;
xxviii.the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection and tax;
xxix.the impact of litigation and regulatory actions;
xxx.reductions or deferrals in the insurance premiums we charge;
xxxi.changes in insurance, tax and other regulations;
xxxii.volatility in our common stock price and trading volume; and
xxxiii.employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission, including the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)Adjusted EBITDA: Assurant uses Adjusted EBITDA as an important measure of the company’s operating performance. Assurant defines Adjusted EBITDA as net income, excluding net realized gains (losses) on investments and fair value changes to equity securities, interest expense, benefit (provision) for income taxes, depreciation expense, amortization of purchased intangible assets, as well as other highly variable or unusual items. The company believes this metric provides investors with an important measure of the company’s operating performance because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. For consolidated Assurant, the comparable GAAP measure is net income. For each segment measure that excludes reportable catastrophes, the comparable GAAP measure is each segment's Adjusted EBITDA, including reportable catastrophes. See Note 2 below for a full reconciliation.
(2)Adjusted EBITDA, Excluding Reportable Catastrophes: Assurant uses Adjusted EBITDA (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with an important measure of the company’s operating performance for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. For consolidated Assurant, the comparable GAAP measure is net income. For each segment measure that excludes reportable catastrophes, the comparable GAAP measure is such segment’s Adjusted EBITDA, including reportable catastrophes.

(UNAUDITED)	3Q	3Q	9 Months	9 Months	12 Months
($ in millions)	2026	2025	2026	2025	2025
GAAP net income	$275.2	$265.6	$847.9	$647.5	$872.7
Less:
Interest expense	28.3	27.9	85.0	81.4	109.7
Provision for income taxes	75.2	65.6	215.0	156.4	214.7
Depreciation expense	44.3	37.8	132.3	108.8	156.4
Amortization of purchased intangible assets	17.9	16.5	53.6	50.0	67.4
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	25.3	13.6	56.7	51.3	71.8
Other adjustments(1)	(1.8)	4.5	(5.4)	4.3	43.5
Adjusted EBITDA	464.4	431.5	1,385.1	1,099.7	1,536.2
Reportable catastrophes	19.7	2.0	56.3	188.8	198.2
Adjusted EBITDA, excluding reportable catastrophes	$484.1	$433.5	$1,441.4	$1,288.5	$1,734.4
(1)Additional details about the components of Other adjustments and other key financial metrics throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/overview/default.aspx

(UNAUDITED)	3Q 2026		3Q 2025
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$236.9	$268.3	$206.8	$256.3
Reportable catastrophes	—	19.7	(0.9)	2.9
Adjusted EBITDA, excluding reportable catastrophes	$236.9	$288.0	$205.9	$259.2

(UNAUDITED)	9 Months 2026		9 Months 2025
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$718.0	$779.8	$606.0	$583.1
Reportable catastrophes	—	56.3	(0.6)	189.4
Adjusted EBITDA, excluding reportable catastrophes	$718.0	$836.1	$605.4	$772.5

(3)Adjusted Earnings per Diluted Share: Assurant uses Adjusted earnings per diluted share as an important measure of the company’s stockholder value. Assurant defines Adjusted earnings per diluted share as (i) net income, excluding net realized gains (losses) on investments and fair value changes to equity securities, amortization of purchased intangible assets, as well as other highly variable or unusual items, less earnings allocated to participating securities, divided by (ii) the weighted average diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted earnings, revenue generated from such intangible assets is included within the revenue in determining Adjusted earnings. The comparable GAAP measure is net income per diluted share. See Note 4 below for a full reconciliation.

(4)Adjusted Earnings, Excluding Reportable Catastrophes, per Diluted Share: Assurant uses Adjusted earnings, excluding reportable catastrophes, per diluted share (each as defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income per diluted share.

(UNAUDITED)	3Q	3Q	9 Months	9 Months	12 Months
($ in millions)	2026	2025	2026	2025	2025
GAAP net income	$275.2	$265.6	$847.9	$647.5	$872.7
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	25.3	13.6	56.7	51.3	71.8
Amortization of purchased intangible assets	17.9	16.5	53.6	50.0	67.4
Other adjustments	(1.8)	4.5	(5.4)	4.3	43.5
Benefit for income taxes	(8.6)	(6.3)	(21.8)	(20.7)	(36.5)
Adjusted earnings	308.0	293.9	931.0	732.4	1,018.9
Reportable catastrophes, pre-tax	19.7	2.0	56.3	188.8	198.2
Tax impact of reportable catastrophes	(4.1)	(0.4)	(11.8)	(39.7)	(41.7)
Adjusted earnings, excluding reportable catastrophes	$323.6	$295.5	$975.5	$881.5	$1,175.4

(UNAUDITED)	3Q	3Q	9 Months	9 Months	12 Months
	2026	2025	2026	2025	2025
GAAP net income per diluted share(1)	$5.49	$5.17	$16.82	$12.55	$16.93
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	0.50	0.26	1.13	0.99	1.39
Amortization of purchased intangible assets	0.36	0.32	1.06	0.97	1.31
Other adjustments	(0.03)	0.10	(0.11)	0.08	0.85
Benefit for income taxes	(0.17)	(0.12)	(0.43)	(0.40)	(0.71)
Adjusted earnings, per diluted share	6.15	5.73	18.47	14.19	19.77
Reportable catastrophes, pre-tax	0.39	0.04	1.12	3.66	3.85
Tax impact of reportable catastrophes	(0.08)	(0.01)	(0.23)	(0.77)	(0.81)
Adjusted earnings, excluding reportable catastrophes, per diluted share	$6.46	$5.76	$19.36	$17.08	$22.81
(1)Information on the share counts used in the per share calculations throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/overview/default.aspx

(5)Constant Currency: Represents a non-GAAP financial measure. Excludes the impact of changes in foreign currency exchange rates used in the translation of the income statement because they can be volatile. These amounts are calculated by translating the comparable prior period results at the weighted average foreign currency exchange rates used in the current period, and it excludes the impact of foreign exchange transaction gains (losses) associated with the remeasurement of non-functional currencies. The company believes this information allows investors to identify the significance of changes in foreign currency exchange rates in period-to-period comparisons.

(UNAUDITED)	Constant Currency
3Q 2026
Percentage change in GAAP net income, including FX impact	3.6%
Percentage change in Adjusted EBITDA, including FX impact	7.6%
Percentage change in Adjusted EBITDA, excluding reportable catastrophes:
Including FX impact	11.7%
FX impact	—%
Excluding FX impact	11.7%

(6)The company outlook for each of Adjusted earnings, excluding reportable catastrophes, per diluted share and, for Assurant and Global Housing, Adjusted EBITDA, excluding reportable catastrophes, each including and excluding 2025 prior year reserve development and the first nine months of 2026 development, constitute forward-looking non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile such forward-looking non-GAAP financial measures to the most comparable GAAP measure, the probable significance of which cannot be determined. The company is able to quantify a full-year estimate of depreciation expense, interest expense and amortization of purchased intangible assets, each on a pre-tax basis, and the estimated effective tax rate, which are expected to be approximately $180 million, $113 million, $70 million and 19 to 21 percent, respectively. Other GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three and Nine Months Ended September 30, 2026 and 2025

	3Q		9 Months
	2026	2025	2026	2025
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,827.9	$2,627.2	$8,377.2	$7,777.2
Fees and other income	579.7	484.4	1,634.1	1,351.0
Net investment income	147.2	133.5	449.2	387.0
Net realized losses on investments and fair value changes to equity securities	(25.3)	(13.6)	(56.7)	(51.3)
Total revenues	3,529.5	3,231.5	10,403.8	9,463.9
Benefits, losses and expenses
Policyholder benefits	782.4	709.6	2,299.8	2,210.8
Underwriting, selling, general and administrative expenses	2,368.4	2,161.5	6,956.1	6,366.5
Interest expense	28.3	27.9	85.0	81.4
Loss on extinguishment of debt	—	1.3	—	1.3
Total benefits, losses and expenses	3,179.1	2,900.3	9,340.9	8,660.0
Income before provision for income taxes	350.4	331.2	1,062.9	803.9
Provision for income taxes	75.2	65.6	215.0	156.4
Net income	$275.2	$265.6	$847.9	$647.5

Net income per share:
Basic	$5.54	$5.22	$16.99	$12.67
Diluted	$5.49	$5.17	$16.82	$12.55

Common stock dividends per share	$0.88	$0.80	$2.64	$2.40

Share data:
Basic weighted average shares outstanding	49,283,903	50,395,469	49,500,842	50,621,953

Diluted weighted average shares outstanding	49,716,580	50,884,296	49,996,112	51,147,799

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At September 30, 2026 and December 31, 2025

	September 30,	December 31,
	2026	2025
	($ in millions)
Assets
Investments and cash and cash equivalents	$12,264.4	$11,896.1
Reinsurance recoverables	6,327.9	6,471.3
Deferred acquisition costs	10,579.6	10,187.6
Goodwill	2,657.4	2,646.3
Other assets	4,664.2	4,575.9
Assets held for sale	—	512.4
Total assets	$36,493.5	$36,289.6

Liabilities
Policyholder benefits and claims payable	$2,139.6	$2,156.9
Unearned premiums	21,528.2	20,881.4
Debt	2,208.7	2,206.9
Accounts payable and other liabilities	4,625.1	4,673.3
Liabilities held for sale	—	499.5
Total liabilities	30,501.6	30,418.0

Stockholders’ equity
Stockholders’ equity, excluding accumulated other comprehensive loss	6,894.0	6,415.8
Accumulated other comprehensive loss	(902.1)	(544.2)
Total stockholders’ equity	5,991.9	5,871.6
Total liabilities and stockholders’ equity	$36,493.5	$36,289.6